UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

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ACTIVIDENTITY CORPORATION

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ACTIVIDENTITY CORPORATION

6623 Dumbarton Circle

Fremont, California 94555

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Monday, February 12, 2007

The Annual Meeting of Stockholders of ActivIdentity Corporation (“ActivIdentity” or the “Company”) will be held on Monday, February 12, 2007, at 9:00 a.m., local time, at the offices of the Company, located at 6623 Dumbarton Circle, Fremont, California 94555, for the following purposes (as more fully described in the Proxy Statement accompanying this Notice):

1.	To elect directors of the Company.

2.	To approve an amendment to the Company’s 2004 Equity Incentive Plan to increase the number of shares reserved for issuance under such plan by 4,000,000.

3.	To ratify the appointment of BDO Seidman, LLP, as the Company’s independent registered public accountants for the fiscal year ending September 30, 2007.

4.	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on January 8, 2007 are entitled to vote at the Annual Meeting and are cordially invited to attend the meeting. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you attend the meeting, you may vote in person even if you return a proxy.

By Order of the Board of Directors,

Jason Hart Chief Executive Officer Fremont, California January 16, 2007

YOUR VOTE IS IMPORTANT. PLEASE RETURN THE ENCLOSED PROXY, EVEN IF YOU PLAN TO ATTEND THE MEETING AND VOTE IN PERSON. A MAJORITY OF OUR OUTSTANDING SHARES MUST BE REPRESENTED IN PERSON OR BY PROXY AT THE MEETING TO CONSTITUTE A QUORUM.

ACTIVIDENTITY CORPORATION

6623 Dumbarton Circle

Fremont, California 94555

PROXY STATEMENT FOR

2007 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Monday, February 12, 2007

INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

General

The enclosed proxy is solicited on behalf of the Board of Directors of ActivIdentity Corporation (“ActivIdentity” or the “Company”) for use at the Annual Meeting of Stockholders to be held on Monday, February 12, 2007, at 9:00 a.m., local time, or at any adjournment thereof. The Annual Meeting will be held at the Company’s headquarters located at 6623 Dumbarton Circle, Fremont, California 94555.

This Proxy Statement was mailed on or about January 16, 2007, to all stockholders entitled to vote at the meeting. Stockholders of record at the close of business on January 8, 2007 (the “Record Date”) are entitled to vote at the meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to our secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Solicitation

Each stockholder is entitled to one vote for each share held as of the Record Date. Stockholders will not be entitled to cumulate their votes in the election of directors.

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter.

Abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). Accordingly, abstentions will have the same effect as a vote against the proposal.

Brokers may indicate on the enclosed proxy or its substitute that they do not have discretionary authority as to certain shares to vote on a particular matter for which they have not received specific instructions from the beneficial owner of the shares (“broker non-votes”). While broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes are not counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Thus, a broker non-vote will not have any effect on the outcome of the voting on a proposal.

Except as described in the preceding paragraph, any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for all matters submitted to a vote of stockholders at the Annual Meeting pursuant to this proxy statement. In addition, the proxy holders will vote as the proxy holders deem advisable on other matters that may come before the meeting.

The cost of soliciting proxies will be borne by us. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expense in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of our directors, officers and employees, without additional compensation, in person or by telephone or facsimile. In addition, we may retain a proxy solicitation firm or other third party to assist us in collecting or soliciting proxies from our stockholders. If we retain a proxy solicitor, we expect that the costs of these services, exclusive of out-of-pocket costs, will not exceed $20,000.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Currently, our Board of Directors consists of five members and all five positions on the Board will be filled at the Annual Meeting. Set forth below are the director nominees recommended by the Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating Committee”). All nominees are incumbent directors and no fees were paid by the Company in fiscal 2006 to assist with the identification of director nominees.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the five nominees named below. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. If stockholders nominate additional persons for election as directors, the proxy holders will vote all proxies received by them to assure the election of as many of the Board’s nominees as possible, with the proxy holder making any required selection of specific nominees to be voted for. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until that person’s successor has been elected.

Nominees

The Board of Directors recommends a vote for the nominees listed below:

Name of Nominee	Age	Principal Occupation and Biographical Information
Richard A. Kashnow	64	Mr. Kashnow was elected to the Board of Directors in August 2004 and elected Chairman in July 2005. Mr. Kashnow has been a self-employed consultant since February 2003. From August 1999 until January 2003, Mr. Kashnow served as President of Tyco Ventures, the venture capital arm of Tyco International, Inc., a diversified manufacturing and services company. From October 1995 until its acquisition by Tyco in August 1999, Mr. Kashnow served as Chairman, Chief Executive Officer and President of Raychem Corporation, an electronic components and materials company. Mr. Kashnow held executive positions at the Manville Corporation from 1987 to 1995. From 1970 to 1987, Mr. Kashnow held technical and general management positions at the General Electric Company. Mr. Kashnow served as an officer in the U.S. Army from 1968 to 1970. Mr. Kashnow currently serves as a director on two other public company boards, Ariba, Inc. and Komag, Incorporated. He also serves as the non-executive Chairman of Komag.

James W. Frankola	42	Mr. Frankola was elected to the Board of Directors in February 2006. Mr. Frankola has served as Executive Vice President and Chief Financial Officer

Name of Nominee	Age	Principal Occupation and Biographical Information
		of Ariba, Inc. since December 2001. From 1997 to 2001, Mr. Frankola held various positions with Avery Dennison Corporation, a manufacturer of pressure-sensitive materials and office products, most recently as Vice President of Finance and IS, Fasson Roll Worldwide. From 1986 to 1997, Mr. Frankola held various financial and executive positions with IBM. Mr. Frankola holds a Bachelor of Science degree in accounting from Pennsylvania State University and an M.B.A. degree from New York University.

Jason Hart	35	Mr. Hart was elected to the Board of Directors in August 2005 and appointed Chief Executive Officer of the Company in February 2006. Mr. Hart previously served as Senior Vice President, Sales and Marketing of the Company from August 2005 to February 2006. He joined the Company in August 2005 concurrently with the closing of the acquisition of Protocom Development Systems Pty. Ltd. Prior to his joining the Company, Mr. Hart was the Chief Executive Officer of Protocom, which he founded in 1989.

James E. Ousley	60	Mr. Ousley was elected to the Board of Directors in September 1996. Mr. Ousley served as the President and Chief Executive Officer of Vytek Wireless Corporation from 2000 until Vytek’s merger with CalAmp in April 2004. From September 1991 to August 1999, Mr. Ousley served as President and Chief Executive Officer of Control Data Systems before it was acquired by British Telecommunications in August 1999. From 1968 to 1999, Mr. Ousley held various operational and executive roles at Control Data Corporation (renamed Ceridian). Mr. Ousley serves on the Boards of Savvis Communications, Inc., Bell Microproducts, Inc. and Datalink, Inc. He also serves as the non-executive Chairman of Savvis. Mr. Ousley holds a B.S. degree from the University of Nebraska in Lincoln, Nebraska.

Richard White	53	Mr. White was elected to the Board of Directors in February 2003. Mr. White is currently a Managing Director at Oppenheimer & Co. Inc. and head of its Private Equity Investment Department. Mr. White served as President of Aeolus Capital Group LLC, a private investment management company, from 2003 until mid-2004. From 1985 until 2002, Mr. White served as a Managing Director of CIBC Capital Partners as well as a Managing Director and General Partner of its predecessor by acquisition, Oppenheimer and Co., Inc. Mr. White also serves as a director of G-III Apparel Group, Ltd., Escalade Inc., and Lakes Entertainment, Inc. Mr. White is a certified public accountant and holds an undergraduate degree in Economics from Tufts University in Medford, Massachusetts and an M.B.A. degree in Finance and Accounting from the Wharton Graduate School of the University of Pennsylvania in Philadelphia, Pennsylvania.

There are no family relationships among our directors or executive officers. All nominees have indicated that they are willing and able to serve as directors if elected.

Director Nomination Process

Criteria for Board Membership.    In selecting candidates for election to the Board, the Nominating Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to ensure that at least a majority of the directors are independent under the rules of the NASDAQ Global Market. Additionally, the Nominating Committee seeks to ensure that members of the Company’s Audit Committee meet the financial literacy and sophistication requirements under the rules of the

NASDAQ Global Market and at least one of them qualifies as an “Audit Committee Financial Expert” under the rules of the SEC. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and industry, and willingness and ability to devote adequate time to Board duties.

Stockholder Nominees.    The Nominating Committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Nominating Committee c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of the Company’s common stock that are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee. This information should be submitted within the time periods described in the Stockholder Proposals section below.

Process for Identifying and Evaluating Nominees.    The Nominating Committee seeks potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates are selected based on input from members of the Board, senior management of the Company and, if the Nominating Committee deems appropriate, a third-party search firm. The Nominating Committee evaluates each candidate’s qualifications and checks relevant references; in addition, such candidates are interviewed by at least one member of the Nominating Committee. Based on the input, the Nominating Committee evaluates which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for the approval of the stockholders, as appropriate.

Board and Committee Meetings

The Board of Directors currently has standing an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The principal functions of each of these committees are described below. In fiscal 2006, the Company’s Board of Directors met eight times and each current member of the Board attended 75% or more of the meetings of the Board and the committees on which he served during the year. The Company has a policy of encouraging all directors to attend each annual meeting of stockholders. All of our current directors attended the 2006 Annual Meeting of Stockholders.

The Board has determined that all directors and director nominees, other than Mr. Hart, are “independent” under current rules promulgated by the NASDAQ Global Market.

Audit Committee.    The Audit Committee currently consists of Mr. White (chairman) and Messrs. Frankola and Ousley. The Board has determined that all members of the Audit Committee are independent directors under the rules of the NASDAQ Global Market and each of them is able to read and understand fundamental financial statements. The Board has determined that Messrs. Frankola and White each qualify as an “Audit Committee Financial Expert” as defined by the rules of the SEC. Immediately following the Annual Meeting, the Company expects that Mr. Frankola will replace Mr. White as the Chairman of the Audit Committee and that Mr. White will continue to serve as an Audit Committee member.

The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing the compensation of the independent registered public accountants to conduct the annual audit of our accounts, reviewing the scope and results of the independent audits, reviewing and evaluating internal accounting policies, and approving all professional services to be provided to the Company by its independent registered public accountants.

The Audit Committee met thirteen times in fiscal 2006 and operates under a written charter, which was amended by the Board of Directors in November 2005. A copy of our amended Audit Committee charter was attached as Appendix A to the Company’s proxy statement for the 2006 Annual Meeting of Stockholders.

Compensation Committee.    The Compensation Committee currently consists of Mr. Kashnow (chairman) and Messrs. Ousley and White. The Board has determined that all members of the Compensation Committee are independent directors under the rules of the NASDAQ Global Market. Immediately following the Annual Meeting, the Company expects that Mr. White will replace Mr. Kashnow as the Chairman of the Compensation Committee and that Mr. Kashnow will continue to serve as a Compensation Committee member.

The Compensation Committee administers the Company’s benefit plans, reviews and administers all compensation arrangements for executive officers, and establishes and reviews general policies relating to the compensation and benefits of our officers and employees.

The Compensation Committee met thirteen times in fiscal 2006 and operates under a written charter adopted by the Board of Directors, a copy of which was attached as Appendix B to the Company’s proxy statement for the 2005 Annual Meeting of Stockholders.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee currently consists of Mr. Ousley (chairman) and Messrs. Frankola and Kashnow. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent directors under the rules of the NASDAQ Global Market.

The Nominating and Corporate Governance Committee’s responsibilities include identifying and approving individuals qualified to serve as members of the Board of Directors of the Company, recommending director nominees for each annual meeting of stockholders, evaluating the Board’s performance, developing and recommending to the Board corporate governance guidelines and providing oversight with respect to corporate governance and ethical conduct.

The Nominating and Corporate Governance Committee met once in fiscal 2006 and operates under a written charter adopted by the Board of Directors, a copy of which was attached as Appendix C to the Company’s proxy statement for the 2005 Annual Meeting of Stockholders.

Director Compensation

All non-employee directors are paid a quarterly cash retainer of $5,000 as well as meeting participation fees. Non-employee directors are also awarded stock options or other equity-based compensation. The following table sets forth the compensation, in addition to the quarterly cash retainer of $5,000, that is currently paid to our non-employee directors:

Quarterly Retainer Fees
Chairman of the Board	$15,000
Chairman of the Audit Committee	2,500
Chairman of other standing committees of the Board	1,250

Meeting Attendance Fees
In-person Board meeting attendance	$2,000
Telephonic Board meeting attendance	1,000
Committee meeting attendance	1,000

In addition to the cash compensation described above, the Company has historically compensated non-employee directors with equity-based awards. In fiscal 2006, the Company awarded non-employee directors the following restricted common stock units, which vest in monthly installments over a one-year period from the date of grant:

Position	Shares (#)
Chairman of the Board	15,000
Committee Chairs	10,000
All other non-employee directors	5,000

Newly-elected directors have historically received one-time option grants following their initial election to the Board. Following his election at the 2006 Annual Meeting of Stockholders, Mr. Frankola received an option to purchase 50,000 shares of common stock, at an exercise price of $3.63 per share, which was the fair market value of our common stock on the date of the grant. The option vests in monthly installments over a four-year period from the date of grant.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists, or in the past fiscal year has existed, between any member of our Compensation Committee and any member of any other company’s board of directors or Compensation Committee.

Communications with Non-Employee Directors

The Board encourages stockholders who are interested in communicating directly with the non-employee directors as a group to do so by writing to the non-employee directors in care of the corporate secretary. Stockholders can send communications by mail to Secretary, ActivIdentity Corporation, 6623 Dumbarton Circle, Fremont, California 94555 or through our corporate website located at www.actividentity.com. Correspondence addressed to the non-employee directors will be reviewed by our corporate secretary or his designee, who will forward to the non-employee directors a summary of all such correspondence and copies of all correspondence that, in the opinion of our corporate secretary, deals with the functions of the board or committees thereof or that the corporate secretary otherwise determines requires their attention. Directors may, at any time, review the original correspondence received by the Company that is addressed to the non-employee members of the Board and request copies of any such correspondence.

Required Vote

Directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. The five nominees receiving the greatest number of affirmative votes will be elected as directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE NOMINEES TO THE BOARD LISTED ABOVE.

PROPOSAL NO. 2: AMENDMENT OF 2004 EQUITY INCENTIVE PLAN

The 2004 Equity Incentive Plan (the “2004 Plan”) was adopted by our Board of Directors in June 2004 and approved by our stockholders in August 2004. The number of shares originally authorized for issuance under the 2004 Plan was equal to the number of shares available for issuance under the Company’s 2002 Stock Option Plan (the “2002 Plan”). To the extent that options granted under the 2002 Plan expire unexercised, the shares underlying those options become available for grant under the 2004 Plan. As of the Record Date, options and other stock awards to purchase 6,073,853 shares of common stock were issued and outstanding under the 2004 Plan, and approximately 919,986 shares of common stock were available for issuance under the 2004 Plan.

On December 28, 2006, our Board of Directors approved an amendment to the 2004 Plan, subject to stockholder approval, to increase the number of shares reserved for issuance under this plan by 4,000,000 shares. This amendment is being submitted to our stockholders for approval.

General

The purpose of the 2004 Plan is to enhance the long-term stockholder value of the Company by offering opportunities to eligible individuals to participate in the growth in value of the equity of the Company. Stock options, stock appreciation rights, stock awards and cash awards may be granted under the 2004 Plan (each, an “award”). Options granted under the 2004 Plan may be either “incentive stock options,” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-statutory stock options.

Administration.    The Compensation Committee of the Board administers the 2004 Plan. The Compensation Committee may delegate to the Chief Executive Officer the authority to grant awards to non-executive level employees in accordance with guidelines established by the Board, and it may also delegate certain responsibilities to an employee of the Company (as applicable, the “Administrator”).

Eligibility.    Non-statutory stock options, stock appreciation rights, stock awards and cash awards may be granted under the 2004 Plan to employees, directors and consultants of the Company, its affiliates and subsidiaries. Incentive stock options may be granted only to employees of the Company or its subsidiaries. The Administrator, in its discretion, approves awards to be granted under the 2004 Plan. The Company has intended the 2004 Plan to be a broad-based employee plan. As of the Record Date, the Company had approximately 318 employees and four non-employee directors who are eligible to participate in the 2004 Plan.

Termination of Awards.    Generally, if an awardee’s services to the Company as an employee, consultant or director terminates other than for death, disability or for “cause,” vested awards remain exercisable for a period of 90 days following the awardee’s termination. Unless otherwise provided for by the Administrator in the award agreement, if an awardee dies or becomes totally and permanently disabled while an employee or consultant, the awardee’s vested awards shall be exercisable for one year following the awardee’s death or disability, or if earlier, the expiration of the term of such award. Certain awards granted to non-employee directors under the 2004 Plan will remain exercisable for three years following the director’s termination of service or death or disability.

Nontransferability of Awards.    Unless otherwise determined by the Administrator, awards granted under the 2004 Plan are not transferable other than by will, domestic relations order, or the laws of descent and distribution.

Stock Options

Exercise Price.    The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of our common stock on the date of grant of such option. The exercise price of an incentive stock option granted to a ten percent stockholder may not be less than 110% of the fair market value of our common stock on the date of grant of such option. The fair market value of our common stock is generally the closing sales price as quoted on the NASDAQ Global Market.

Exercise of Option; Form of Consideration.    The Administrator determines when options become exercisable. The means of payment for shares issued on exercise of an option are specified by the Administrator. The 2004 Plan permits payment to be made by cash, check, wire transfer, other shares of our common stock (with some restrictions), broker assisted same day sale, or, for optionees other than directors and executive officers, full recourse promissory note.

Term of Option.    The term of an option may be no more than ten years from the date of grant. In fiscal 2006, the Compensation Committee adopted a resolution providing that generally the term of an option will be no more than seven years from the date of grant. The term of an incentive stock option granted to a ten percent holder may be no more than five years from the date of grant. No option may be exercised after the expiration of its term.

Stock Appreciation Rights

The Administrator may grant stock appreciation rights, which entitle the recipient to receive an amount equal to the excess of the fair market value of a fixed number of shares covered by the exercised portion of the stock appreciation award on the date of exercise over the fair market value on the date of the grant. The amount due to the recipient may be paid in cash or in shares of our common stock. The grant or vesting of a stock appreciation right may be made contingent on achievement of performance conditions, including net order dollars, net profit dollars, net profit growth, net revenue dollars, revenue growth, individual performance, earnings per share, return on assets, return on equity, and other financial objectives, customer satisfaction indicators and guaranteed efficiency measures, each with respect to the Company and/or an individual business unit.

Stock Awards

The Administrator may grant stock awards in its discretion, which may include awards of restricted stock and restricted stock units. The purchase price of a restricted stock award may not be less than the par value of the shares issuable under the stock award if required by applicable law. The grant or vesting of a stock award may be made contingent on achievement of performance conditions, including net order dollars, net profit dollars, net profit growth, net revenue dollars, revenue growth, individual performance, earnings per share, return on assets, return on equity, and other financial objectives, customer satisfaction indicators and guaranteed efficiency measures, each with respect to the Company and/or an individual business unit.

Cash Awards

The Administrator may grant cash awards, which entitle the recipient to a cash payment on satisfaction of goals described in the award. The Administrator determines the terms, conditions and restrictions related to cash awards.

Right of Repurchase

If a stock option or stock award is subject to reverse vesting, that means that the Company will have the right, during the seven months after the termination of an awardee, to repurchase any or all of the award shares that were unvested as of the date of that termination.

Adjustments on Changes in Capitalization, Merger or Change in Control

Changes in Capitalization.    In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, spin-off, extraordinary cash or other property dividend or similar change to the Company’s capital structure, appropriate adjustments will be made to:

•	the number and type of awards that may be granted under the 2004 Plan;

•	the number and type of options that may be granted to any individual under the 2004 Plan;

•	the terms of any stock appreciation award;

•	the purchase price of any stock award;

•	the option price and number and class of securities issuable under each outstanding option; and

•	the repurchase price of any securities substituted for award shares that are subject to repurchase rights.

Any such adjustments will be made by the Board in its absolute discretion and any such decision will be final, binding and conclusive.

Merger or Change in Control.    Generally, outstanding awards under the 2004 Plan may be assumed, converted, replaced or substituted if any of the following corporate transactions occur (each, a “Fundamental Transaction”):

•	a merger or consolidation in which the Company is not the surviving corporation;

•	a merger in which the Company is the surviving corporation but after which the Company’s stockholders immediately prior to such merger cease to own their shares or other equity interest in the Company;

•	the sale of substantially all of the Company’s assets; or

•	the acquisition, sale, or transfer of more than 50% of the Company’s outstanding shares by tender offer or similar transaction.

In the event the successor corporation (if any) does not assume or substitute outstanding awards in connection with a Fundamental Transaction, the vesting with respect to such awards will accelerate so that the awards may be exercised before the closing of the Fundamental Transaction but then terminate. The Compensation Committee may also, in its sole discretion, elect to accelerate the vesting of any or all outstanding awards prior to the closing of any Fundamental Transaction, even if the successor corporation will assume such awards or provide for substitute awards. The vesting of certain options granted to non-employee directors will automatically accelerate immediately prior to any Fundamental Transaction, but then terminate to the extent not exercised by the non-employee director or assumed by the successor corporation.

In addition, the Board may also specify that certain other transactions or events constitute a “change in control” or “divestiture” and, in these cases, may take any one or more of the actions described above for a Fundamental Transaction and may also extend the exercise date of any award (but not beyond the original expiration date). The Board need not adopt the same rules for each award under the 2004 Plan or for each holder of an outstanding award. The vesting of certain options granted to non-employee directors will automatically accelerate immediately prior to any change in control.

In the event of a proposed dissolution or liquidation of the Company, the Board may cause Awards to be fully vested and exercisable (but not after their expiration date) before the dissolution is completed but contingent on its completion.

Amendment and Termination of the 2004 Plan

The Board may amend, alter, suspend or terminate the 2004 Plan, or any part thereof, at any time and for any reason. However, the Company must obtain stockholder approval for any amendment to the 2004 Plan to the extent necessary and desirable to comply with applicable laws. Generally, no such action by the Board or stockholders may alter or impair any award previously granted under the 2004 Plan without the written consent of the awardee. The 2004 Plan will terminate on June 28, 2014, unless terminated earlier by the Board.

Federal Income Tax Consequences of Options and Stock Awards Under the 2004 Plan

THE FOLLOWING IS A GENERAL SUMMARY OF THE TYPICAL FEDERAL INCOME TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS, STOCK APPRECIATION RIGHTS OR AWARDS OF RESTRICTED STOCK UNDER THE PLAN. IT DOES NOT DESCRIBE STATE OR OTHER TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS OR OF THE GRANT OF RESTRICTED STOCK.

Stock Awards.    A recipient of a stock award has taxable income in the amount equal to the excess of the fair market value of the stock on the date it “vests” over any consideration paid for the common stock (the “spread”). Stock vests either when (i) it is no longer subject to a “substantial risk of forfeiture” (such as a requirement that the recipient retransfer shares at cost or some other material discount from fair market value upon cessation of employment), (ii) is freely transferable or (iii) at the time of issuance if the recipient makes an election under Section 83(b) of the Internal Revenue Code within 30 days of the issuance. The taxable income constitutes wages subject to income and employment tax withholding, and the Company receives a corresponding income tax deduction. The recipient will have a basis in his or her shares equal to the value of the shares on the date they vest, and the holding period for the shares will date from vesting. In general, a sale of the shares will produce capital gain or loss which will be long term or short term depending on the period of time included in the recipient’s holding period, except that a recipient who makes a Section 83(b) election will not be entitled to any loss should the shares subsequently be forfeited back to the Company.

Options.    The grant of an option has no federal income tax effect on the optionee. Upon exercise of the option, unless the option was qualified as an incentive stock option as discussed below, the optionee is treated in the same manner as a recipient of a stock award. Special federal income tax rules apply if our common stock is used to pay all or part of the option exercise price whether or not the options qualify as incentive stock options.

Incentive Stock Options.    Like other options, the recipient of an “incentive stock option” does not recognize any income on the grant of the option. Unlike other transferees of shares, however, the optionee does not recognize income for “regular” tax purposes at the time the option is exercised. If the optionee does not dispose of the incentive stock option shares until at least one year after the date the incentive stock option was exercised and two years after the date the incentive stock option was granted, the only gain or loss the optionee will recognize for regular tax purposes will be the long-term capital gain or loss on the sale of the shares. However, any shares sold or otherwise disposed of before both of the holding period requirements have been met (a “disqualifying disposition”), will result in the gain being treated as ordinary income in an amount up to the excess of the fair market value of the stock subject to an option over the exercise price of such option (the “option spread”). Any additional gain will be treated as capital gain or loss and as long-term or short-term depending on the holding period for the stock.

In addition to the regular tax consequences discussed above, the exercise of an incentive stock option can have material alternative minimum tax consequences. In general, the transfer of the shares pursuant to the incentive stock option will create alternative minimum taxable income in the same way that the exercise of other options would create regular taxable income. As a result, the exercise of an incentive stock option can result in substantial alternative minimum tax. The Company is not entitled to a federal income tax deduction in connection with incentive stock options, except to the extent that the optionee has taxable ordinary income on a disqualifying disposition.

Stock Appreciation Rights.    Upon the grant of a stock appreciation right, the recipient will not recognize ordinary income. However, upon the exercise of a stock appreciation right, the recipient will, in general, recognize ordinary income in an amount equal to the amount of cash (or the value of the shares) distributed to the recipient. Such income will be treated as wages subject to income and employment tax withholding. The Company will have a deduction equal to the income to the recipient.

Limitation on Deduction of Certain Compensation.    A publicly held corporation may not deduct compensation of over a certain amount that is paid in any year to one of its executive officers unless the compensation constitutes “qualified performance-based” compensation under the Internal Revenue Code. The Company will generally attempt to ensure that any awards under the 2004 Plan will qualify for deduction, but may not do so in every instance.

Plan Benefits

Awards under the 2004 Plan are granted at the discretion of the Compensation Committee or the Administrator, and accordingly, the amount of any such awards that may be granted to any individual is not yet determinable. Benefits under the 2004 Plan depend on a number of factors, including the fair market value of our common stock on future dates, our actual performance against performance goals established with respect to performance awards and decisions made by the participants, and accordingly, are also not yet determinable.

The 2004 Plan also provides that the Board may allow each non-employee director to apply any portion of his or her Board retainer, meeting or other fees otherwise payable in cash to the acquisition of a special option under the 2004 Plan. Each non-employee director who elects to participate in this program will receive an option to purchase a fixed number of shares of common stock at a price equal to one-third of the fair market value of our common stock on the date of grant, or such other amount determined by the Board. The number of shares that may be purchased under such an option will equal the value of the cash retainer fee to be forfeited by the non-employee director, divided by two-thirds of the fair market value of our common stock on the date of grant. For example, if a non-employee director wishes to apply $10,000 of his annual cash retainer fees to acquire such an option, and if the fair market value of our common stock is $10 per share on the date of the option grant, the non-employee director would receive, in lieu of his $10,000 cash retainer fee, an option to purchase 1,500 shares of common stock at a price of $3.33 per share. This option would be immediately exercisable.

Required Vote

The approval of the amendment to the 2004 Plan to increase the number of shares reserved for issuance under such plan by 4,000,000 shares requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE AMENDMENT OF THE 2004 PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER.

PROPOSAL NO. 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

At the Annual Meeting, the stockholders will be asked to ratify the appointment of BDO Seidman, LLP (“BDO”) as the Company’s independent registered public accountants for the fiscal year ending September 30, 2007. BDO was first appointed as our independent registered public accountants on September 28, 2004 and has audited our financial statements for the fiscal years ended September 30, 2006 and 2005 and for the nine-month transition period ended September 30, 2004, following our change in fiscal year in 2004 from December 31 to September 30. Previously, we had engaged Deloitte & Touche LLP as our independent registered public accountants from December 2001.

The selection of the Company’s independent registered public accountants is not required to be submitted to a vote of the stockholders of the Company for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accountants. However, the Board of Directors is submitting this matter to the stockholders as a matter of good corporate governance practice. If the stockholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain BDO and may retain that firm or another without re-submitting the matter to the Company’s stockholders. Even if stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, appoint different independent registered public accountants at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

We expect that representatives of BDO will be present at the Annual Meeting and will be given an opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions.

Audit Fees

The Audit Committee reviews audit and non-audit services performed by BDO, as well as the fees charged by BDO for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible impact of the performance of such services on the auditors’ independence. Additional information concerning the Audit Committee and its activities with BDO can be found in the following sections of this Proxy Statement: “Board and Committee Meetings” and “Report of the Audit Committee.”

The following table summarizes the aggregate fees that were billed by BDO for fiscal 2006 and 2005.

Type of fees	Fiscal 2006	Fiscal 2005
Audit Fees (1)	$1,123,210	$1,199,757
Audit-Related Fees (2)	2,000	46,240
Tax Fees (3)	35,000	57,000
All Other Fees	—	—

Total Fees	$1,160,210	$1,302,997

(1)	Fees for audit services consist of:
•	Audit of the Company’s annual financial statements and the audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;
•	Reviews of the Company’s quarterly financial statements; and
•	Statutory and regulatory audits, consents and other services related to SEC matters.
(2)	Fees for audit-related services consist of financial accounting and reporting consultations.
(3)	Tax fees relate to the preparation of various federal, state and local tax returns.

In considering the nature of the services provided by the Company’s registered independent public accountants, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the registered independent public accountants and Company management to determine that they are permitted under the rules and regulations concerning auditors’ independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Audit Committee’s Pre-Approval Policies and Procedures

Our Audit Committee has adopted a written charter that, among other things, requires the Audit Committee to pre-approve the rendering by our independent registered public accountants of audit or permitted non-audit services. All audit and non-audit services rendered by our independent registered public accountants in fiscal 2006 were pre-approved.

Required Vote

The proposal to ratify BDO Seidman, LLP as the Company’s independent registered public accountants for the year ending September 30, 2007 will be approved if it receives the affirmative vote of a majority of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF BDO SEIDMAN LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2007.

REPORT OF THE AUDIT COMMITTEE

Under the guidance of a written charter adopted by the Board, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing for the compensation of the independent registered public accountants to conduct the annual audit of our accounts, reviewing the scope and results of the independent audits, reviewing and evaluating internal accounting policies, and approving all professional services to be provided to the Company by its independent registered public accountants. Each of the members of the Audit Committee meets the independence requirements of the NASDAQ Global Market.

Management has primary responsibility for the system of internal controls and the financial reporting process. The independent registered public accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee:

•	reviewed and discussed the audited financial statements as of and for the fiscal year ended September 30, 2006 with the Company’s management and the independent registered public accountants;

•	oversaw management’s assessment and testing of internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002;

•	discussed with BDO Seidman, LLP, the Company’s independent registered public accountants, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement of Auditing Standards No. 90, Audit Committee Communications;

•	reviewed the written disclosures and the letter from BDO Seidman, LLP required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the independent registered public accountants independence, and concluded that no non-audit services were performed by BDO Seidman, LLP;

•	based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in the Company’s 2006 Annual Report on Form 10-K for the twelve month period ended September 30, 2006 filed with the SEC; and

•	instructed the independent registered public accountants that the Audit Committee expects to be advised if there are any subjects that require special attention.

January 16, 2007

Submitted by the Audit Committee of the Board of Directors

Richard White, Chairman
James W. Frankola
James E. Ousley

EXECUTIVE OFFICERS

Our executive officers and their respective positions as of the Record Date are set forth in the following table. Biographical information regarding each executive officer, who is not also a director, is set forth following the table.

Name	Age	Position
Jason Hart	35	Chief Executive Officer
Yves Audebert	50	President and Chief Strategy Officer
Thomas Jahn	50	Chief Operating Officer
Mark J. Lustig	42	Chief Financial Officer

Yves Audebert co-founded the Company in 1985 and is currently our President and Chief Strategy Officer. Prior to his appointment as President of the Company in March 2002, Mr. Audebert served as Chief Technology Officer since 1985. From the Company’s inception in 1985, Mr. Audebert has served at times as Chairman, Vice Chairman, director, President, and Chief Executive Officer and he served as a director until August 2005. From 1980 to 1985, Mr. Audebert was responsible for developing shipboard fiber optic systems at Thomson-CSF, a French defense company. Mr. Audebert holds an engineering diploma from the École Polytechnique de Paris and an advanced diploma from the École Supérieure des Télécommunications in France.

Thomas Jahn joined the Company in September 2005 and has served as our Chief Operating Officer since February 2006. Mr. Jahn was our Chief Restructuring and Integration Officer from September 2005 to February 2006, and interim Chief Financial Officer from January 2006 to February 2006. Prior to joining the Company, Mr. Jahn served as Vice President Europe for Sanmina-SCI from 2002 to 2004. Mr. Jahn was the President of Tyco Power Systems and Vice President, Mergers and Acquisitions for Tyco Electronics, from 1999 to 2002. Mr. Jahn was the divisional CFO of a world-wide operating division of Raychem Corporation and the Chief Information Officer of Raychem from 1986 to 1999. Before Raychem, Mr. Jahn worked for Philip Morris and IBM in Europe. Mr. Jahn holds a Master of Science in Mathematics from the University of Dortmund, Germany and has an SEP degree from Stanford Graduate School of Business.

Mark J. Lustig joined the Company in February 2006 and has served as our Chief Financial Officer since that time. Prior to joining the Company, Mr. Lustig served in various positions with Sanmina-SCI from 1998 to 2005, including most recently as Senior Vice President – Finance and Corporate Controller. Prior to 1998, Mr. Lustig was employed by Adaptec, Inc. in a number of capacities, including as Accounting Manager. Prior to his employment with Adaptec, Mr. Lustig was employed by Micrographic Technology Corporation, Deloitte & Touche and Arthur Young & Company in various accounting and auditing positions. Mr. Lusting holds a Bachelor of Science degree in Commerce and Accounting from Santa Clara University and is a Certified Public Accountant (CPA).

EXECUTIVE COMPENSATION

The following tables describe the compensation paid by the Company to all individuals who served as the Company’s Chief Executive Officer during fiscal 2006 and our three other executive officers (collectively, the “Named Executive Officers”) for services rendered in all capacities to the Company for the last three fiscal years.

Summary Compensation Table

	Year			Long-term Compensation				All Other Compensation***
		Annual Compensation		Awards			Payouts
		Salary	Bonus (†)	Restricted Stock Awards ($) *		Securities Underlying Options (#)	LTIP Payouts ($)**
Current Named Executive Officers
Jason Hart (1) Chief Executive Officer	2006 2005 2004	$254,231 29,615 —	$232,000 4,279 —		— — —	75,000 — —	— — —	$324 128 —

Yves Audebert President and Chief Strategy Officer	2006 2005 2004	285,000 281,712 213,750	142,000 42,000 135,375	$	— 78,300 —	75,000 — —	$ — 178,255 —	80,799 34,151 15,083

Thomas Jahn (2) Chief Operating Officer	2006 2005 2004	234,103 17,500 —	125,000 — —		— — —	— 100,000 —	— — —	828 276 —

Mark J. Lustig (3) Chief Financial Officer	2006 2005 2004	163,943 — —	125,000 — —		174,500 — —	250,000 — —	— — —	330 — —

Former Named Executive Officers
Ben Barnes (4) Former Chief Executive Officer	2006 2005 2004	455,019 300,000 101,154	100,000 45,000 88,767		— 117,450 715,000	150,000 — 500,000	— — —	10,738 2,169 580

(†)	Reflects bonus amounts paid for performance during each respective fiscal year, including amounts paid after year-end based on performance in the prior year.
*	Restricted stock awards for fiscal 2006 represent the fair value of shares of restricted common stock granted on February 6, 2006. On that date, the fair value of our common stock, as reported on the NASDAQ National Market, was $3.49. These shares of restricted stock vest with respect to one-fourth of the underlying shares on the first anniversary of the date of grant, and then with respect to one forty-eighth of the underlying shares monthly thereafter for the next two years.
**	LTIP Payouts for Mr. Audebert for fiscal 2005 represent the payment of deferred compensation.
***	“All Other Compensation” for each named executive officer consists of premiums paid for term life insurance policies, except that (i) such compensation for Mr. Audebert also includes an auto allowance of $8,400 in each of fiscal 2006 and fiscal 2005, as well as $71,571 and $25,211 paid in lieu of accrued vacation in fiscal 2006 and fiscal 2005, respectively, and (ii) such compensation for Mr. Barnes in fiscal 2006 also includes $10,342 of premiums paid for health insurance under COBRA.
(1)	Mr. Hart joined the Company in August 2005.
(2)	Mr. Jahn joined the Company in September 2005.
(3)	Mr. Lustig joined the Company in February 2006.
(4)	Mr. Barnes resigned as a director and as the Chief Executive Officer of the Company on February 22, 2006. The restricted stock awards granted to Mr. Barnes in fiscal 2004 were cancelled in fiscal 2005, except for $65,000 worth of such awards, which remained in effect.

Fiscal 2006 Stock Option Grants

The following table sets forth options granted to the Named Executive Officers during fiscal 2006 and the potential realizable value of those grants (on a pre-tax basis) determined in accordance with the SEC rules. The information in this table shows how much the Named Executive Officers may eventually realize in future dollars if the price of the common stock increases 5% or 10% in value per year, compounded over the life of the options. These amounts are hypothetical and represent assumed rates of appreciation. They are not intended to forecast future appreciation of our common stock. The percentage of options granted is based upon an aggregate of 2,810,000 options granted during the twelve months ended September 30, 2006 to employees, including the Named Executive Officers. All options identified below vest with respect to one quarter of the underlying shares on the first anniversary of the grant and then with respect to one forty-eighth of the underlying shares each month thereafter over the next three years.

Named Executive Officer	Number of Shares Underlying Options Granted	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5% ($)	10% ($)
Current Named Executive Officers
Jason Hart	75,000	2.7%	$3.51	12/21/2015	$165,557	$419,553
Yves Audebert	75,000	2.7	3.51	12/21/2015	165,557	419,553
Thomas Jahn	—	—	—	—	—	—
Mark J. Lustig	250,000	8.9	3.49	2/6/2016	548,711	1,390,540

Former Named Executive Officers
Ben Barnes	150,000	5.3	3.51	12/21/2015	331,113	839,105

Option Exercises and Option Values in Last Fiscal Year

The following table sets forth information regarding option exercises in fiscal 2006 by our Named Executive Officers and information concerning the number of exercisable and unexercisable options as of September 30, 2006. The value of the unexercised in-the-money exercisable options is based on the difference between the exercise price of each respective option and $4.70, which was the closing price of our common stock on the NASDAQ Global Market on September 29, 2006.

Named Executive Officer	Shares Acquired Upon Exercise	Value Realized ($)	Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-money Options at Fiscal Year End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Current Named Executive Officers
Jason Hart	—	—	—	75,000	—	$89,250
Yves Audebert	—	—	668,750	231,250	—	—
Thomas Jahn	—	—	100,000	—	—	—
Mark J. Lustig	—	—	—	250,000	—	302,500

Former Named Executive Officers
Ben Barnes	—	—	208,331	—	—	—

Equity Compensation Plan Information

The following table provides information as of September 30, 2006 with respect to the shares of the Company’s common stock that may be issued under our 2002 Stock Option Plan, 2004 Equity Incentive Plan and other equity plans or arrangements.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	6,521,069	(1)	$7.28	(2)	697,826	(3)
Equity compensation plans not approved by stockholders	146,794		6.50		—

Total	6,667,863		7.26		697,826

(1)	The total represents 6,304,569 shares issuable upon the exercise of outstanding options granted under the Company’s 2002 Stock Option Plan and 2004 Equity Incentive Plan and 216,500 shares issuable upon the exercise of warrants granted to directors by ActivCard S.A., our predecessor, and assumed by us in connection with our change in domicile.
(2)	Represents a total of 6,304,569 shares issuable upon exercise of outstanding stock options with a weighted-average exercise price of $7.27 and 216,500 shares issuable upon exercise of outstanding director warrants with a weighted-average exercise price of $7.46.
(3)	Represents shares that may be issued under the 2004 Equity Incentive Plan, without giving effect to the proposed amendment to increase the number of shares reserved for issuance under such plan.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Pursuant to an August 2005 employment agreement, Jason Hart was appointed Senior Vice President, Sales and Marketing and received an annual base salary of $200,000 and was entitled to receive cash bonuses of up to an aggregate maximum of $125,000 to be paid upon the achievement of certain individual and company performance milestones. On February 22, 2006, Mr. Hart was appointed the Company’s Chief Executive Officer and his annual base salary was increased to $290,000, effective as of such date. With this change in base salary, Mr. Hart was no longer eligible to receive the cash bonuses to be paid upon the achievement of certain individual and company performance milestones, but Mr. Hart is eligible to participate in other bonus and management compensation plans of the Company. Mr. Hart is entitled to receive post-employment termination benefits in an amount equal to six months’ base salary and health benefits for six months if his employment is terminated by the Company without “cause” or by Mr. Hart with “good reason,” as those terms are defined in the agreement.

In April 2003, the Board approved an arrangement pursuant to which Yves Audebert, President and Chief Strategy Officer, is entitled to accelerated vesting of his options in the event he is terminated following a change in control of the Company.

Pursuant to an August 2005 employment letter offer, Thomas Jahn was appointed Chief Restructuring and Integration Officer and received an annual salary of $210,000. On January 5, 2006, Mr. Jahn was appointed interim Chief Financial Officer of the Company, a role in which he served until January 31, 2006, when Mark J. Lustig was appointed as the Company’s Chief Financial Officer. On February 22, 2006, Mr. Jahn was appointed as the Company’s Chief Operating Officer and his annual base salary was increased to $250,000, effective as of such date. Pursuant to the employment letter offer, Mr. Jahn is entitled to participate in Company’s sponsored benefits generally available to the Company’s executives.

Pursuant to a January 2006 employment letter offer, Mark J. Lustig was appointed Chief Financial Officer and receives an annual salary of $250,000 and a cash bonus to be paid upon the achievement of certain milestones. Mr. Lustig also received an initial stock option grant to purchase up to 250,000 shares of common stock at an exercise price equal to the fair market value of the stock on the date of grant and 50,000 shares of restricted stock. The stock option and the restricted stock award each vest with respect to twenty-five percent of the underlying shares one year after the date of grant, with the remainder of the underlying shares vesting monthly thereafter over three years. If there is a “change of control” in the Company (as defined in the Company’s 2004 Equity Incentive Plan), vesting of the stock option and the restricted stock award will fully accelerate.

On February 22, 2006, Ben C. Barnes resigned as a director and as the Chief Executive Officer of the Company. In connection with Mr. Barnes’s resignation, the Company agreed to pay Mr. Barnes an amount equal to one year of base salary ($300,000) and a bonus payment of $100,000. Additionally, the Company agreed to provide Mr. Barnes with continued group life, health and dental benefits until the earlier of twelve months after termination or the date that Mr. Barnes becomes eligible to receive such benefits through a new employer and to reimburse him for certain expenses. The Company also accelerated the vesting of the restricted stock units awarded to Mr. Barnes in November 2004, so that all such awards became fully vested, and extended the period for exercise of Mr. Barnes’s outstanding vested stock options until December 31, 2006.

The Company’s 2002 Stock Option Plan and 2004 Equity Incentive Plan provide that, in the event of a “change in control” (as defined) of the Company, the Compensation Committee or Board of Directors may elect to accelerate some or all of the outstanding option awards granted under such plans.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

General Compensation Philosophy

The Compensation Committee administers the Company’s benefit plans, reviews and administers all compensation arrangements for executive officers, and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. The Company’s compensation policy for officers and senior management is to provide market-based compensation to executives and senior managers, with an emphasis on performance-based cash and equity incentives tied to specific strategic business achievements and individual and Company performance.

Executive Compensation

Base Salary.    Salaries for executive officers are determined on an individual basis at the time of hire and are set to be competitive with comparable businesses in our industry. Adjustments to base salary are considered annually in light of each officer’s performance, the Company’s performance, and compensation levels at other companies within our industry. In fiscal 2006, the Compensation Committee engaged a compensation consulting firm to undertake an independent review of comparable compensation data at peer companies within our industry. Based on this review, the Compensation Committee determined the base salaries for our executive officers were in line with competitive industry base salaries and that no changes were needed at this time.

Bonus.    Executive officers are eligible to receive annual discretionary cash bonuses at varying levels based on job function, individual performance, achievement of specific goals and milestones, and overall Company performance. Bonuses are determined annually and are typically awarded in the first quarter of the following year. For fiscal 2006, the Named Executive Officers (excluding the Chief Executive Officer) were awarded bonuses ranging from $142,000 to $125,000, which was equal to 50% of the base salary for each such officer, and the current Chief Executive Officer was granted a bonus of $232,000, which was equal to 80% of his base salary. In setting these bonus amounts, the Compensation Committee considered the performance of the Company and the individual officers in fiscal 2006, including the Company’s growth in revenues and improvements in operating results, including earnings per share; the successful integration of Protocom into the Company’s operations; the successful testing of internal controls under Section 404 of the Sarbanes-Oxley Act and the successful roll-out of a new ERP system. Bonuses for fiscal 2007 will be paid subject to the Company’s successful achievement of certain targeted levels of earnings before interest, taxes, depreciation and amortization, or EBITDA.

Equity Awards.    Executive officers are eligible to receive equity-based compensation. Historically, equity-based compensation has been paid in the form of stock option awards, granted with an exercise price equal to the fair market value of our common stock on the date of grant. The Compensation Committee believes that by providing executive officers with stock options with an exercise price equal to our stock price, the interests of our officers will be better aligned with the interests of our stockholders. Additionally, the gradual vesting of the stock option awards, typically over a four-year period, is intended to provide our executive officers with an incentive to continue their employment with the Company. Additionally, the Company has periodically granted restricted stock awards to executive officers, with vesting of such awards being either time-based or performance-based.

Grants are awarded based on a number of factors, including the Company’s achievement of specific milestones, the officer’s level of responsibility, the officer’s length of service with the Company, the amount and term of options already held by the officer, the officer’s contributions to the achievement of Company’s financial and strategic objectives, and industry practices and norms. Based on these factors, the Compensation Committee granted Messrs. Audebert and Hart stock options in December 2005, subject to a four-year vesting schedule. Mr. Lustig was also awarded options and restricted stock upon the commencement of his employment. Subsequent to the end of fiscal 2006, the Compensation Committee awarded Messrs. Hart and Jahn each an option for 150,000 shares of common stock, subject to a four-year vesting schedule. These options were awarded in connection with the promotion in February 2006 of Messrs. Hart and Jahn to the positions of Chief Executive Officer and Chief Operating Officer, respectively.

The Compensation Committee also awarded the Named Executive Officers restricted stock units in January 2007. These units, which have a grant date fair value of $300,000 for Mr. Hart and $175,000 for each of Messrs. Audebert, Jahn and Lustig, will vest upon three years of continuous service from the grant date and the satisfaction of two criteria: (i) the Company’s stock price on the vesting date must equal or exceed 115% of the stock price on the date of grant (the “reference price”), and (ii) the Company’s stock price must have closed at or above 130% of the reference price for 60 consecutive trading days during the vesting period. The size of these awards may be increased by 50% if certain levels of EBITDA are achieved for fiscal 2007, and they may be decreased by 25% if certain minimum levels of EBITDA are not achieved for fiscal 2007. The Compensation Committee believes that performance-based awards such as these will reward successful performance and will align the interests of the executive officers with the interests of the Company’s stockholders.

Submitted by the Compensation Committee of the Board of Directors

Richard Kashnow, Chairman
James E. Ousley
Richard White

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

The following table sets forth information regarding ownership of our common stock as of January 1, 2007 (unless indicated otherwise below where information is based on filings with the SEC) by (a) each person known to the Company to own more than 5% of the outstanding shares of our common stock, (b) each current director and nominee for director of the Company, (c) the Named Executive Officers, and (d) all current directors and executive officers as a group. The information in this table is based solely on information provided to the Company or on statements in filings made with the SEC.

	Shares Beneficially Owned and Shares Underlying Options Exercisable within 60 days of January 1, 2007
Name and Address of Beneficial Owner (†)	Shares (#)(††)	Options and Warrants (#)	Total (#)	Percent of Class (1)
OZ Management, L.L.C. (2) 9 West 57th Street, 39th Floor New York, NY 10019	3,503,829	—	3,503,829	7.7%

Directors, Director Nominees and Current Named Executive Officers
Jason Hart	1,527,140	6,249	1,533,389	3.4
Yves Audebert	433,805	731,249	1,165,054	2.6
Thomas Jahn	—	100,000	100,000	*
Mark J. Lustig	50,000	62,500	112,500	*
Richard Kashnow	25,000	31,249	66,249	*
James W. Frankola	3,000	12,499	15,499	*
James Ousley	100,250	82,500	182,750	*
Richard White	20,000	72,500	92,500	*
All Current Directors and Current Executive Officers as a Group (8 persons)	2,159,195	1,098,746	3,257,941	7.1

Former Named Executive Officers
Ben Barnes (3)	25,000	—	25,000	*

*	Less than 1% of the outstanding common stock.
(†)	Unless indicated otherwise, the address of each beneficial owner is c/o ActivIdentity Corporation, 6623 Dumbarton Circle, Fremont, California 94555.
(††)	Shares beneficially held include a total of 75,000 shares of common stock subject to Restricted Stock Unit awards granted by the Company. Within 60 days from January 1, 2007, a total of 65,832 of these shares will be fully vested.
(1)	Applicable percentage of ownership is rounded to the nearest tenth and is based on approximately 45,729,506 shares of common stock outstanding as of January 1, 2007, together with applicable stock options for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of January 1, 2007 are deemed outstanding for computing the percentage of ownership of the person holding such stock options, but are not deemed outstanding for computing the percentage of any other person. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown, subject to applicable community property laws.
(2)	Based on Schedule 13G/A filed on February 14, 2006 by OZ Management, L.L.C. (“OZ”). OZ serves as principal investment manager to a number of investment funds and discretionary accounts with respect to which it has voting and dispositive authority over the Company’s shares reported in such Schedule 13G/A, including such an account for OZ Master Fund, Ltd. (“OZMF”). Mr. Daniel S. Och is the Senior Managing Member of OZ and is the Director of OZMF and, as such, may be deemed to control such entities and therefore may be deemed to be the beneficial owner of the reported shares.
(3)	The address of Mr. Barnes is 1168 Barroilhet Drive, Hillsborough, CA 94010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports regarding ownership of, and subsequent transactions in, our securities. Such officers, directors, and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely upon our review of copies of reports provided to us and written representations from our directors and executive officers, we believe that all reports required by Section 16(a) during fiscal 2006 were timely filed, except that Forms 4 were not timely filed for Yves Audebert, Dominic Fedronic, Jason Hart and Stacey Soper in connection with an option grant made to each of them in December 2005. These forms were subsequently filed in April 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In July 2005, the Company acquired Protocom Development Systems Pty. Ltd. (“Protocom”), a privately held Australian-based company, for initial consideration of $21.0 million and 1,650,000 shares of common stock. Concurrently with the closing of the Protocom acquisition, the Company entered into an employment agreement with Jason Hart, then Protocom’s Chief Executive Officer, who now serves as Chief Executive Officer of the Company and a member of the board of directors. Pursuant to the Protocom acquisition agreement, the Company agreed to issue an aggregate of up to 2,100,000 additional shares of common stock to the former Protocom shareholders, including Mr. Hart, if certain revenue targets were achieved by June 30, 2006. Based on the Company’s calculation of the qualifying revenues achieved during this earn-out arrangement, the Company notified the Protocom shareholder representative that none of the additional consideration had been earned and thus would not be paid. The Protocom shareholder representative has objected to certain items in the Company’s calculation and this matter may be referred to an independent auditor for resolution. If any portion of the earn-out is ultimately paid, Mr. Hart would receive approximately 68.7% of these additional payments.

Subsequent to the acquisition of Protocom, the Company paid in fiscal 2006 approximately $248,000 in rent to a company in which Mr. Hart is a major shareholder. These rent payments related to certain properties rented by the Company in Australia, which properties were acquired in connection with the Company’s acquisition of Protocom. The Company renewed the lease agreement for one of the buildings under lease for an additional three years during fiscal 2006 with a monthly rent of approximately $17,250, subject to inflationary increases.

STOCK PERFORMANCE GRAPH

From March 16, 2000 until our change in domicile on February 6, 2003, our predecessor, ActivCard S.A., maintained a listing on the NASDAQ National Market for its American depositary shares (“ADSs”). On February 7, 2003, ActivCard S.A. terminated the ADS listing and we listed our common stock on the NASDAQ National Market. The following graph compares the cumulative total stockholder return on the ActivCard ADSs from September 30, 2001 through February 6, 2003, and on our common stock from that time through September 30, 2006, with the cumulative total return of (i) the NASDAQ Global Market System Composite Index (NASDAQ Composite Index) and (ii) the NASDAQ Computer Index (NASDAQ Computer Index) over the same periods. The NASDAQ Computer Index is a broad industry index that contains companies we consider to be our principal competitors, as well as other NASDAQ-listed companies in the following industries: computer services, Internet, software, computer hardware, electronic office equipment and semiconductors. This graph assumes an initial investment of $100 and the reinvestment of any dividends. The comparisons in the graph below are based upon historical data and may be not indicative of future performance of our common stock.

COMPARISON OF CUMULATIVE TOTAL RETURN

AMONG THE COMPANY,

THE NASDAQ COMPOSITE INDEX

AND THE NASDAQ COMPUTER INDEX

	9/30/01	9/30/02	9/30/03	9/30/04	9/30/05	9/30/06
ActivIdentity Corporation	100.00	99.48	141.11	106.04	74.78	81.17
NASDAQ Composite	100.00	81.95	123.82	132.99	152.97	164.09
NASDAQ Computer	100.00	113.41	190.97	174.16	178.09	192.33

OTHER BUSINESS

We know of no other matters to be submitted to a vote of stockholders at the Annual Meeting. If any other matter is properly brought before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. In order for any stockholder to nominate a candidate or to submit a proposal for other business to be acted upon at the Annual Meeting, he or she must provide timely written notice to our corporate secretary in the form prescribed by our bylaws.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in next year’s annual meeting proxy materials must be received by the Secretary of the Company no later than September 18, 2007 (the “Proxy Deadline”). The form and substance of these proposals must satisfy the requirements established by the Company’s bylaws and the SEC.

Additionally, stockholders who intend to present a stockholder proposal at the 2008 annual meeting must provide the Secretary of the Company with written notice of the proposal between 45 and 75 days prior to the anniversary of the mailing date of these proxy materials, provided, however, that if the 2008 annual meeting date is more than 30 days before or after the anniversary date of the 2007 annual meeting, then stockholders must provide notice within time periods specified in our bylaws. Notice must be tendered in the proper form prescribed by our bylaws. Proposals not meeting the requirements set forth in our bylaws will not be entertained at the meeting.

Additionally, any stockholder seeking to recommend a director candidate or any director candidate who wishes to be considered by the Nominating Committee, the committee that recommends a slate of nominees to the Board for election at each annual meeting, must provide the Secretary of the Company with a completed and signed biographical questionnaire on or before the Proxy Deadline. Stockholders can obtain a copy of this questionnaire from the Secretary of the Company upon written request. The Nominating Committee is not required to consider director candidates received after this date, or without the required questionnaire. The Nominating Committee will consider all director candidates who comply with these requirements and will evaluate these candidates using the criteria described above under the caption, “Director Nomination Process.” Director candidates who are then approved by the Board will be included in the Company’s proxy statement for that annual meeting.

ANNUAL REPORT

Our annual report to stockholders for the fiscal year ended September 30, 2006, including audited financial statements, accompanies this proxy statement. Copies of our Annual Report on Form 10-K for fiscal 2006 and the exhibits thereto are available from the Company without charge upon written request of a stockholder. Copies of these materials are also available online through the Securities and Exchange Commission at www.sec.gov. The Company may satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more Company stockholders. This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only one proxy statement and annual report to multiple stockholders who share an address, unless contrary instructions are received prior to the mailing date. Additionally, if you share an address with another stockholder and have received multiple copies of our proxy statement and annual report, you may write or call us at the address and phone number below to request delivery of a single copy of these materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact the Company’s investor relations department at the address below. If your stock is held through a brokerage firm or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your brokerage firm or bank.

ActivIdentity Corporation

Attn: Investor Relations

6623 Dumbarton Circle

Fremont, California 94555

(510) 574-0100

EACH STOCKHOLDER IS URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN

THE ENCLOSED PROXY.

ACTIVIDENTITY CORPORATION

PROXY FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

— February 12, 2007 —

The undersigned hereby appoints Jason Hart and Mark Lustig or any of them, each with power of substitution, as proxies to represent the undersigned at the 2007 Annual Meeting of Stockholders of ActivIdentity Corporation (the “Company”), to be held on Monday, February 12, 2007 at 9:00 a.m., local time, at the offices of the Company, located at 6623 Dumbarton Circle, Fremont, California 94555, or any adjournments thereof, and to vote the number of shares of Company common stock that the undersigned would be entitled to vote if personally present on the matters set forth on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THIS PROXY WILL BE VOTED FOR THE BOARD NOMINEES, FOR APPROVAL OF THE AMENDMENT TO THE 2004 EQUITY INCENTIVE PLAN AND FOR THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP.

(continued on reverse)

1.	Election of directors, to hold office until the next annual meeting of stockholders and until their successors are elected and qualified, the following five nominees:

James W. Frankola

Jason Hart

Richard A. Kashnow

James E. Ousley

Richard White

☐	FOR ALL

☐	AGAINST ALL

☐	FOR ALL EXCEPT AS NOTED BELOW *

*	To withhold authority to vote for a particular nominee, write that nominee’s name on the line above

2.	To approve the amendment to the Company’s 2004 Equity Incentive Plan to increase the number of shares reserved for issuance under such plan by 4,000,000 shares.

☐	FOR

☐	AGAINST

☐	ABSTAIN

3.	Ratification of BDO Seidman, LLP as independent public accountants for the fiscal year ending September 30, 2007.

☐	FOR

☐	AGAINST

☐	ABSTAIN

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or continuation thereof.

Please sign exactly as the name or names appear on your stock certificate(s). If the shares are issued in the names of two or more persons, all such persons should sign the proxy. A proxy executed by a corporation should be signed in its name by its authorized officers. Executors, administrators, trustees, and partners should indicate their titles when signing.

Signature	Date
Title:

Signature	Date
Title:

(continued from other side)